Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

-Net Income rises 25%; Free Cash Flow up 11%-

ATLANTA, August 2, 2006 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and six-month periods ended June 30, 2006.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005		2006	2005
Net revenues	$117,151	$117,253	(0.1%)	$214,757	$215,822	(0.5%)
Station operating income (1)	49,953	50,817	(1.7%)	88,058	87,945	0.1%
Station operating income margin (2)	42.6%	43.3%	—	41.0%	40.7%	—
Operating income	$40,140	$42,149	(4.8%)	$69,549	$71,670	(3.0%)
Net income	25,668	20,594	24.6%	39,651	34,359	15.4%
Net income per common share – diluted	$0.27	$0.20	35.0%	$0.41	$0.34	20.6%
Free cash flow (3)	30,595	27,498	11.3%	49,703	45,933	8.2%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Robert F. Neil, President and Chief Executive Officer, commented, “Our second quarter results once again highlight radio’s very profitable business model, and more specifically, Cox Radio’s ability to generate strong bottom line performance in a challenging and competitive environment. This is clearly demonstrated by our 11% free cash flow growth for the quarter. I expect our performance will compare favorably to the results of other media companies.”

Operating Results – Second Quarter 2006

Net revenues for the second quarter of 2006 were $117.2 million, down 0.1% when compared to the second quarter of 2005. Local revenues increased 0.6% and national revenues decreased 5.6%, each as compared to the second quarter of 2005. Our stations in Orlando, Miami, Houston, Tulsa and Honolulu delivered solid growth during the second quarter of 2006. The revenue growth at these stations, however, was offset by results for our stations in Jacksonville, Richmond, Dayton and Louisville, whose revenues were down for the quarter.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services increased $0.4 million to $21.0 million, an increase of 2.0% as compared to the second quarter of 2005, due to increased programming and technical expenses.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $1.0 million, or 2.1%, as compared to the second quarter of 2005. This increase was primarily attributable to additional expenses related to performance units and stock-based compensation awarded to employees in our sales, promotion and general and administrative departments under the Long-Term Incentive Plan (LTIP) in the first quarter of 2006.

Corporate general and administrative expenses increased $0.5 million to $5.5 million, an increase of 9.0%, as compared to the second quarter of 2005. This increase was primarily a result of additional compensation expense related to performance units and other stock-based compensation awarded to corporate personnel under the LTIP in the first quarter of 2006. The changes in depreciation and amortization and other operating expenses, net, were not material to our overall operating results or financial condition.

Operating income for the second quarter of 2006 decreased $2.0 million to $40.1 million, as compared to the second quarter of 2005, for the reasons discussed above.

Interest expense during the second quarter of 2006 totaled $6.1 million, as compared to $7.0 million for the second quarter of 2005. This decrease was primarily due to lower overall outstanding debt. The average interest rate on our credit facility was 6.0% during the second quarter of 2006 and 3.8% during the second quarter of 2005.

Income tax expense decreased approximately $6.3 million to $8.3 million in the second quarter of 2006, as compared to $14.6 million in the second quarter of 2005. This decrease was primarily due to a decrease in current income taxes resulting from a favorable state income tax audit settlement and a decrease in deferred income taxes resulting from state income tax law changes. Our overall effective tax rate was 24.5% for the second quarter of 2006 and 41.5% for the second quarter of 2005.

Net income for the second quarter of 2006 was $25.7 million, an increase of $5.1 million, as compared to the second quarter of 2005. This increase was attributable to the various factors discussed above.

Capital expenditures for the second quarter of 2006 totaled $2.2 million.

Operating Results – First Six Months of 2006

Net revenues for the first six months of 2006 were $214.8 million, down 0.5% from the first six months of 2005. Local revenues decreased 1.1% and national revenues decreased 1.7%, each as compared to the first six months of 2005. Our stations in Orlando, Miami, Tulsa and Honolulu delivered solid growth during the first six months of 2006. Those increases were partially offset by results for our stations in Jacksonville, Long Island, Richmond, Dayton and Louisville whose revenues were down for the first six months of 2006.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services decreased $0.9 million to $42.0 million, a decrease of 2.1% as compared to the first six months of 2005, primarily due to lower broadcast program rights related to our decision not to renew the Atlanta Hawks broadcasting agreement for the 2005-2006 season.

Selling, general and administrative expenses are comprised of our sales, promotion and general and administrative departments. Selling, general and administrative expenses increased $1.0 million, or 1.2%, as compared to the first six months of 2005. This increase was primarily attributable to additional expenses related to performance units and stock-based compensation awarded to employees in our sales, promotion and general and administrative departments under the LTIP in the first quarter of 2006.

Corporate general and administrative expenses increased $0.9 million to $10.6 million, an increase of 9.1% as compared to the first six months of 2005, as a result of additional compensation expense related to the issuance of restricted stock and performance units awarded to corporate personnel under the LTIP in the first quarter of 2006. The changes in depreciation and amortization and other operating expenses, net, were not material to our overall operating results or financial condition.

Operating income for the first six months of 2006 was $69.5 million, a decrease of $2.1 million, or 3.0% as compared to the first six months of 2005, for the reasons discussed above.

Interest expense during the first six months of 2006 totaled $12.3 million, as compared to $14.2 million for the first six months of 2005. This decrease was the result of lower overall outstanding debt and a slightly lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 and the repayment at maturity of the $250.0 million principal amount of our 6.625% notes in February 2006. Both series of notes were repaid with proceeds from our revolving credit facility. The average rate on our credit facility was 5.8% during the first six months of 2006 and 3.6% during the first six months of 2005.

Income tax expense decreased approximately $5.5 million, or 23.6%, as compared to the first six months of 2005. This decrease was primarily due to a decrease in current income taxes resulting from a favorable state income tax audit settlement and a decrease in deferred income taxes resulting from state income tax law changes. The effective tax rate for the first six months of 2006 and 2005 was 30.7% and 40.2%, respectively.

Net income for the first six months of 2006 was $39.7 million, as compared to $34.4 million for the first six months of 2005, for the reasons discussed above.

Capital expenditures for the first six months of 2006 totaled $4.4 million.

Other Matters

On July 6, 2006, we announced that we had entered into a definitive agreement to acquire WBGB-FM serving the Jacksonville, Florida market from Salem Communications, Inc. for approximately $7.7 million in cash. Pending regulatory approvals, we expect the transaction to close in the second half of 2006.

On August 24, 2005, our Board of Directors authorized a share repurchase program for the purchase of shares of Class A common stock with a market value of up to $100.0 million. As of June 30, 2006, we had purchased approximately 5.6 million shares for an aggregate purchase price of approximately $79.9 million, including commissions and fees, at an average price of $14.19 per share.

Cox Radio is one of the largest radio companies in the United States based on revenues. Upon consummation of the acquisition of WBGB-FM, as described above, Cox Radio will own, operate or provide sales and marketing services for 80 stations (67 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will also host a teleconference to discuss its results on Wednesday, August 2nd at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2717 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of our website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Wednesday, August 9, 2006, which can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 7610903. The webcast will also be archived on our website for 30 days.

Forward-Looking Statements

Statements in this release, including statements relating to any earnings or revenue projections, are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Neil Johnston	Jonathan Lesko
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	lesko@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenues:
Local	$83,625	$83,157	$152,660	$154,436
National	24,551	26,019	46,273	47,052
Other	8,975	8,077	15,824	14,334

Total revenues	117,151	117,253	214,757	215,822
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	20,956	20,546	41,972	42,887
Selling, general and administrative	47,623	46,648	86,943	85,940
Corporate general and administrative	5,495	5,043	10,635	9,750
Depreciation and amortization	2,666	2,853	5,308	5,701
Other operating expenses, net	271	14	350	(126)

Operating income	40,140	42,149	69,549	71,670

Other income (expense):
Interest expense	(6,142)	(6,950)	(12,300)	(14,235)
Other items, net	—	(9)	4	(24)

Income before income taxes	33,998	35,190	57,253	57,411

Current income tax expense	6,321	8,660	12,259	13,201
Deferred income tax expense	2,009	5,936	5,343	9,851

Total income tax expense	8,330	14,596	17,602	23,052

Net income	$25,668	$20,594	$39,651	$34,359

Net income per share – basic
Net income per common share	$0.27	$0.20	$0.41	$0.34

Net income per share – diluted
Net income per common share	$0.27	$0.20	$0.41	$0.34

Weighted average basic common shares outstanding	96,151	100,591	96,948	100,590

Weighted average diluted common shares outstanding	96,455	100,766	97,267	100,766

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin and free cash flow.

•	Station operating income is operating income excluding other operating expenses, net, depreciation and amortization, non-cash compensation expense, and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•	Free cash flow is net income plus deferred income tax expense (or less deferred income tax benefit), depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted to eliminate other items, net and other operating expenses, net.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)
	(In thousands)
Operating income	$40,140	$42,149	$69,549	$71,670
Adjustments:
Other operating expenses, net	271	14	350	(126)
Depreciation and amortization	2,666	2,853	5,308	5,701
Non-cash compensation expense	1,381	758	2,216	950
Corporate general and administrative (includes $0.8 and $0.3 million of non-cash compensation expense for the three months ended June 30, 2006 and 2005, respectively, and $1.2 and $0.5 million of non-cash compensation expense for the six months ended June 30, 2006 and 2005, respectively)	5,495	5,043	10,635	9,750

Station operating income	$49,953	$50,817	$88,058	$87,945

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)
	(In thousands)
Net income	$25,668	$20,594	$39,651	$34,359
Adjustments:
Deferred income tax expense	2,009	5,936	5,343	9,851
Other items, net	—	9	(4)	24
Other operating expenses, net	271	14	350	(126)
Depreciation and amortization	2,666	2,853	5,308	5,701
Non-cash compensation expense	2,208	1,088	3,442	1,400
Capital expenditures	(2,227)	(2,996)	(4,387)	(5,276)

Free cash flow	$30,595	$27,498	$49,703	$45,933